Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

April 21, 2026

For Immediate Release

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2026

Andover, Mass., April 21, 2026 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2026. These results will be discussed at 8:00 a.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Product and royalty revenues for the first quarter ended March 31, 2026 totaled $113.0 million, a 20.2% increase from $94.0 million for the corresponding period a year ago, and a 5.3% sequential increase from $107.3 million in the fourth quarter of 2025.

Gross margin increased to $62.4 million for the first quarter of 2026, compared to $44.4 million for the corresponding period a year ago, and increased sequentially from $59.4 million for the fourth quarter of 2025. Gross margin, as a percentage of revenue, increased to 55.2% for the first quarter of 2026, compared to 47.2% for the corresponding period a year ago, and decreased from 55.4% for the fourth quarter of 2025. Operating expenses increased to $45.5 million for the first quarter of 2026, compared to $44.5 million for the corresponding period a year ago, and increased sequentially from $43.7 million for the fourth quarter of 2025.

Net income for the first quarter was $20.7 million, or $0.44 per diluted share, compared to net income of $2.5 million or $0.06 per diluted share, for the corresponding period a year ago and net income of $46.5 million, or $1.01 per diluted share, for the fourth quarter of 2025. Net income in the fourth quarter included $27.3 million of tax benefit due to the partial recognition of certain deferred tax assets in the period.

Cash flow used for operations totaled $(3.9) million for the first quarter, net of a $28.6 million payment of an award for past litigation, compared to cash flow from operations of $20.1 million for the corresponding period a year ago, and cash flow from operations of $15.7 million in the fourth quarter of 2025. Capital expenditures for the first quarter totaled $12.4 million, compared to $4.6 million for the corresponding period a year ago and $5.5 million for the fourth quarter of 2025. Cash and cash equivalents as of March 31, 2026 increased 0.4% sequentially to approximately $404.2 million compared to approximately $402.8 million as of December 31, 2025.

Backlog for the first quarter ended March 31, 2026 totaled $301 million, a 75% increase from $172 million for the corresponding period a year ago, and a 70% sequential increase from $177 million at the end of the fourth quarter of 2025.

Commenting on first quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Rising demand across high-performance compute, automatic test equipment, and industrial, aerospace and defense applications is reflected in a 70% sequential increase in backlog, setting the stage for revenue growth.

We are expanding capacity with additional equipment in our first CHiP fab while planning a second fab. Expanding total capacity with a second fab and an alternate source of high current density 2nd Gen VPD modules will give OEMs and Hyper-scalers redundant access to enabling VPD power system technology.

Precluding unlawful importation of computing systems infringing Vicor IP is having an effect. The industry is learning to pay attention to the multiplicity of innovations pioneered by Vicor and the need for a license to avoid disruption of supply from copycat power system manufacturers.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 21, 2026 at 8:00 a.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 8:00 a.m. on April 21, 2026. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2025, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED
	(Unaudited)
	MAR 31,	MAR 31,
	2026	2025
Product revenue	$98,004	$83,206
Royalty revenue	14,965	10,762

Net revenues	112,969	93,968
Cost of product revenues	50,603	49,603

Gross margin	62,366	44,365
Operating expenses:
Selling, general and administrative	23,192	25,137
Research and development	22,290	19,377

Total operating expenses	45,482	44,514

Income (loss) from operations	16,884	(149)
Other income (expense), net	3,519	3,134

Income before income taxes	20,403	2,985
Less: (Benefit) provision for income taxes	(273)	424

Consolidated net income	20,676	2,561
Less: Net income attributable to noncontrolling interest	12	22

Net income attributable to Vicor Corporation	$20,664	$2,539

Net income per share attributable to Vicor Corporation:
Basic	$0.45	$0.06
Diluted	$0.44	$0.06
Shares outstanding:
Basic	45,470	45,217
Diluted	47,254	45,495

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	MAR 31,	DEC 31,
	2026	2025
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$404,245	$402,805
Accounts receivable, net	67,402	60,716
Inventories	94,830	91,340
Other current assets	32,992	32,502

Total current assets	599,469	587,363
Long-term deferred tax assets	27,798	27,463
Long-term investment, net	2,508	2,462
Property, plant and equipment, net	154,637	147,690
Other assets	20,469	20,853

Total assets	$804,881	$785,831

Liabilities and Equity
Current liabilities:
Accounts payable	$16,733	$12,290
Accrued compensation and benefits	13,456	12,031
Accrued expenses	4,425	3,691
Accrued litigation	—	28,275
Sales allowances	3,661	3,136
Short-term lease liabilities	1,433	1,568
Income taxes payable	71	904
Short-term deferred revenue and customer prepayments	2,155	3,426

Total current liabilities	41,934	65,321
Long-term income taxes payable	3,109	3,086
Long-term lease liabilities	5,713	5,608

Total liabilities	50,756	74,015
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	468,216	462,805
Retained earnings	442,023	421,359
Accumulated other comprehensive loss	(1,697)	(1,672)
Treasury stock	(154,682)	(170,935)

Total Vicor Corporation stockholders’ equity	753,860	711,557
Noncontrolling interest	265	259

Total equity	754,125	711,816

Total liabilities and equity	$804,881	$785,831